Exhibit 99.1
Frozen Food Express Industries, Inc.
Third Quarter 2008 Report

The Chairman’s Report

To Our Shareholders and Other Friends:
For the first time in a couple of years, we have strung together two consecutive profitable quarters.  And, very frankly, I’ll be disappointed if we don’t make it three in a row.  Let me be quick to add that I’m not guaranteeing a profitable fourth quarter.  After all, that quarter is typically one of our weakest and this economy is not likely to improve anytime soon.
Nevertheless, my expectations are high.  As I wrote in last year’s annual report:  “We don’t expect the economy to be any better in 2008 than it was in 2007.” What an understatement that was.  “But we do expect our performance this year to be better than it was last year.”  And, so far, that’s what has happened.
We didn’t improve our operations by finding a single silver bullet that has caused our operating results to substantially improve this year.   We have an $800 thousand profit so far this year compared to a $4.1 million loss for the same 9 months of 2007.  Instead, we put a bunch of new ideas into practice, beginning about two-and-a-half years ago with a fairly major shake-up of top management.  There’s nothing new about new ideas at FFE.  Although we’re 60-plus years old, we still are an entrepreneurial company.  What is new, it seems to me, is the disciplined manner in which these new ideas have been implemented into our day-to-day operations.
I’ll talk more in this year’s annual report about what I consider to be a new management tough-mindedness.  But, until then, let me give you just two examples.
The first example is our truckload operation.  We did an analysis that showed us the areas of the country in which our trucks could operate the most profitably.  Last year we challenged our marketing and our operations people to keep our trucks in this preferred network.  This is not as easy as it sounds.  When you’re in a soft market, the temptation to chase freight—wherever it is and regardless of its profitability—is great.  You’re keeping your drivers happy and generating revenue, so that must be a good thing?  Not so.  Unprofitable revenue is never a good thing, so we are focused more on profit and less on revenue.  As a result, our revenue per loaded mile is up, the number of loaded miles traveled is up and our empty-mile ratio is down.
Another example is our less-than-truckload operation, which we operate on a schedule, like a bus line.  When one of our LTL trucks is scheduled to pull away from the loading dock, it leaves, on time.  Full or not.  The schedules complicate a pre-complicated business, but our customers—and their customers—appreciate our punctuality.
In last year’s annual report, I told you about an initiative to increase the load factor of our LTL operation.  We were hauling too much air—empty space—in our LTL trailers.  So, we began a system-wide overhaul of our LTL schedules.  For example, if a two-trips-a-week schedule was running just 40% full, we cut it to once a week to increase that scheduled trip’s load factor.  And so forth.
We’ve kept after it, have made a number of schedule changes and have learned enough to figure that our schedule tweaking will be a continuing activity.
In June, we raised our LTL rates.  The results have been good.  Third-quarter per-hundredweight revenue was $15.04 compared to $14.14 in last year’s third quarter.  While our per-hundredweight revenue was up by about 6% over last year’s third quarter, our tonnage shipped was off by about 2% and LTL revenue was $32.9 million compared to $33.9 million for last year’s quarter.  I’ll trade 2% revenue for 6% profit increase any time.
I mentioned the economy.  It has been hard on this and virtually every other industry.  So has the price of fuel, which has lately come down to more manageable levels.  So far this year, truckers small and large have exited the market.  That has made drivers a little more available to us, but it has made market stamina and perseverance precious.  Truckers who specialize in non-perishable freight have suffered more than those who specialize in perishable freight, such as food.  Truckers who carry too much debt and require massive amounts of new capital have also been hit harder than others.  At FFE, we believe that our access to capital and our focus on perishable freight help to position us in a spot that is more resistant to the effects of the recession that we are already probably in.  We’ll give you an update in a few months.

Stoney M. (Mit) Stubbs, Jr.
Chairman and CEO

Balance Sheets
(In thousands)
(Unaudited)
Assets	September 30, 2008	December 31, 2007
Current assets
Cash and cash equivalents	$2,243	$2,473
Accounts receivable, net	62,942	52,682
Tires on equipment in use, net	5,210	5,120
Deferred income taxes	3,643	2,978
Other current assets	10,371	14,607
Total current assets	84,409	77,860

Property and equipment, net	85,308	90,309
Other assets	5,083	5,500
Total assets	$174,800	$173,669

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$24,333	$25,301
Accrued claims	11,291	12,342
Accrued payroll and deferred compensation	6,755	5,998
Income tax payable	48	--
Accrued liabilities	1,940	1,964
Total current liabilities	44,367	45,605

Long-term debt	5,800	--
Deferred income taxes	12,975	11,488
Accrued claims	4,492	9,317
Total liabilities	67,634	66,410

Shareholders' equity
Par value of common stock (18,572 shares issued)	27,858	27,858
Paid in capital	5,424	5,682
Retained earnings	87,809	88,515
	121,091	122,055
Treasury stock (1,814 and 1,921 shares, respectively), at cost	(13,925)	(14,796)
Total shareholders' equity	107,166	107,259
Total liabilities and shareholders' equity	$174,800	$173,669

Consolidated Condensed Statements of Profit and Loss
For the Three and Nine Months Ended September 30, 2008 and 2007
(In thousands, except per-share amounts)
(Unaudited)
	Three Months		Nine Months
	2008	2007	2008	2007

Revenue	$132,451	$114,730	$378,206	$334,288

Operating expenses
Salaries, wages and related expenses	33,693	31,893	96,524	97,101
Purchased transportation	29,517	30,813	93,141	83,216
Fuel	32,130	21,684	88,694	61,435
Supplies and expenses	14,047	13,911	39,864	40,926
Revenue equipment rent	9,005	7,640	25,734	22,885
Depreciation	4,684	4,592	14,183	14,697
Communications and utilities	1,410	1,169	3,636	3,213
Claims and insurance	2,733	3,125	9,001	12,212
Operating taxes and licenses	1,163	1,188	3,431	3,550
Gains on sale of operating assets	(491)	(799)	(1,096)	(2,331)
Miscellaneous expenses	1,000	772	3,234	2,501
Total operating expenses	128,891	115,988	376,346	339,405
Income (loss) from operations	3,560	(1,258)	1,860	(5,117)
Non-operating (income) expense
Equity in earnings of limited partnership	(200)	(211)	(511)	(418)
Interest income	(12)	(189)	(66)	(571)
Interest expense	74	-	110	-
Sale of non-operating assets and other	200	163	(108)	523
Total non-operating expense (income)	62	(237)	(575)	(466)

Pre-tax income (loss)	3,498	(1,021)	2,435	(4,651)
Income tax expense (benefit)	2,141	2,214	1,629	(522)
Net income (loss)	$1,357	$(3,235)	$806	$(4,129)

Net income (loss) per share of common stock
Basic	$0.08	$(0.19)	$0.05	$(0.24)
Diluted	$0.08	$(0.19)	$0.05	$(0.24)
Weighted average shares outstanding
Basic	16,737	17,293	16,699	17,335
Diluted	17,027	17,293	16,998	17,335

Corporate Information

Principal Subsidiaries and Divisions
     FFE Transportation Services, Inc.
     Lisa Motor Lines, Inc.
     American Eagle Lines
     FFE Logistics, Inc.

  Telephone: (214) 630-8090
  Internet: www.ffex.net
  E-mail: ir@ffex.net

  Common Stock Information
   The company’s common stock trades on the Global Select Market tier of the Nasdaq® Stock Market under the ticker FFEX.

   The following is a summary of trading in our stock:
	Nine Months Ended
	September 30,
	2008	2007
High stock price	$8.39	$10.91
Low stock price	4.98	6.41
Trading volume (000’s)	3,438	13,031

Transfer Agent – Registrar and Transfer Company

    This report contains information and forward-looking statements that are based on management’s current beliefs and expectations and assumptions which are based upon information currently available.  Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as “will”, “could”, “should”, “believe”, “expect”, “intend”, “plan”, “schedule”, “estimate”, “project”, and similar expressions.  These statements are based on current expectations and are subject to uncertainty and change.
    Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized.  Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.
    Among the key factors that are not within management’s control and that may cause actual results to differ materially from those projected in such forward-looking statements are national and global economic conditions, demand for the company’s services and products, and our ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor, our ability to negotiate favorably with lenders and lessors, the level of credit generally available in the capital markets, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems we use and the other risks and uncertainties described in our filings with the SEC.